ASSET PURCHASE AGREEMENT

                                dated as of April 30, 2001

                                      by and among

                       HUNTCO STEEL, INC., a Delaware corporation

                          HUNTCO INC., a Missouri corporation

                                         and

           ENRON INDUSTRIAL MARKETS LLC,  a Delaware limited liability company



	TABLE OF CONTENTS

1.	PURCHASE AND SALE
1.1	Purchase and Sale
1.2	Excluded Assets
1.3	Definitions
1.4	Purchase Price
1.5	Assumed Contract Obligations
1.6	Excluded Liabilities
1.7	Exculpation
1.8	The Closing
1.9	Value Assigned to the Assets
2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER
2.1	Due Organization
2.2	Authorization
2.3	Capital Stock of the Company
2.4	Permits and Intangibles
2.5	Environmental Matters
2.6	Personal Property
2.7	Real Property
2.8	Contracts and Commitments
2.9	Collective Bargaining Agreements
2.10	Employee Obligations
2.11	Conformity with Law; Litigation
2.12	Taxes
2.13	No Violations; All Required Consents Obtained
2.14	Absence of Changes
2.15	Financial Statements
2.16	Bulk Transfer Laws
2.17	Sufficiency of Assets
2.18	Intentionally Deleted
2.19	Date Compliance
2.20	Bonds.
2.21	Disclosure
3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER
3.1	Due Organization
3.2	Authorization
3.3	No Violations
3.4	Validity of Obligations
4.	COVENANTS PRIOR TO CLOSING
4.1	Access and Cooperation; Due Diligence
4.2	Conduct of Business Pending Closing
4.3	Prohibited Activities
4.4	No Shop
4.5	Notification of Certain Matters
4.6	Positions Offered to Employees
4.7	Further Assurances
4.8	Notices and Consents
4.9	Commitment
5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER
5.1	Representations and Warranties; Performance of Obligations
5.2	Satisfaction
5.3	Consents and Approvals
5.4	Closing Documents
5.5	Opinion of Counsel
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
6.1	Representations and Warranties; Performance of Obligations
6.2	Master Purchase Agreement
6.3	No Adverse Changes
6.4	Satisfaction
6.5	Consents and Approvals
6.6	Instruments of Transfer and Title Insurance
6.7	Condition of the Business and Assets
6.8	Bonds and Tax Abatement Agreement
6.9	GECC Leases
6.10	Tolling Obligations
6.11	Closing of Business
6.12	Opinion of Counsel
7.	POST-CLOSING COVENANTS
7.1	Future Cooperation
7.2	Expenses
7.3	Payment of Liabilities; Bulk Transfer Compliance
7.4	Access to Books and Records
7.5	Railroad Access Agreement
8.	INDEMNIFICATION
8.1	Survival of Representations and Warranties
8.2	General Indemnification by the Company and the Stockholder
8.3	Indemnification by Purchaser
8.4	Specific Indemnification
8.5	Third Person Claims
8.6	Limitations on Indemnification
9.	TERMINATION OF AGREEMENT
9.1	Termination
9.2	Liabilities in Event of Termination
10.	GENERAL
10.1	Successors and Assigns
10.2	Entire Agreement
10.3	Counterparts
10.4	Notices
10.5	Governing Law
10.6	Survival of Representations and Warranties
10.7	Effect of Investigation
10.8	Exercise of Rights and Remedies
10.9	Time
10.10	Reformation and Severability
10.11	Captions
10.12	Press Releases and Public Announcements
10.13	No Third-Party Beneficiaries
10.14	Dispute Resolution
10.15	Waiver of Certain Damages
10.16	Schedules



	SCHEDULES

1.1(a)	-	Tangible Personal Property and Equipment
1.1(b)	-	Real Property
1.1(c)	-	Vehicles
1.1(d)	-	Commonly Used Assets
1.2(a)	-	Survey Showing Excluded Assets
1.2(b)	-	Listed Excluded Tangible Personal Property
1.2(c)	-	Listed Excluded Software and Intellectual Property
1.2(d)	-	Excluded Vehicles
1.5	-	Assumed Contracts
1.6	-	Excluded Liabilities
1.9	-	Value Assigned to the Assets
2.4	-	Intangible Assets of the Stockholder Parties
2.5	-	Environmental Matters
2.8	-	Contracts and Commitments
2.11	-	Conformity with Law; Litigation
2.12	-	Taxes
2.13	-	Listed Required Consents
2.14	-	Absence of Changes
2.17	-	Sufficiency of Assets
4.1	-	Due Diligence Schedule



                                ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 30, 2001 by and among ENRON INDUSTRIAL MARKETS LLC, a Delaware limited liability company ("Purchaser"), HUNTCO STEEL, INC., a Delaware corporation (the "Company"), and HUNTCO INC., a Missouri corporation, as the indirect owner of all of the outstanding equity interests in the Company (the "Stockholder").

WHEREAS, the Company is engaged in the business of operating a cold mill steel processing plant, which includes without limitation, a pickling line, a reversing cold reduction mill, annealing furnaces, and a tempering mill, located west of North County Road No. 1015 near the City of Blytheville, Arkansas (the "Business"), but excludes the Excluded Assets (as defined below); and

WHEREAS, the Company is currently planning on closing the Business and anticipates closing the Business prior to the Closing Date (as defined below); and

WHEREAS, Purchaser desires to purchase, and the Company desires to sell, the Business along with substantially all of the assets of the Company used in the Business, whether owned by the Company, the Stockholder or any direct or indirect subsidiary of the Stockholder (the Company, the Stockholder and any such subsidiary being referred to individually herein as a "Stockholder Party" and collectively as the "Stockholder Parties"), including the Commonly Used Assets (as defined below), but excluding the Excluded Assets (as defined below), all upon the terms and conditions set forth in this Agreement (the "Transaction"); and

WHEREAS, Purchaser is only purchasing the assets as set forth herein, and is not assuming any liabilities of the Company except for the Assumed Contract Obligations (as defined below);

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	PURCHASE AND SALE

1.1	Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Company hereby agrees to sell, convey, transfer, assign and deliver to Purchaser and Purchaser hereby agrees to purchase from the Company, the assets described below (collectively, the "Assets"), free and clear of all security interests, liens, claims and encumbrances of any kind except as expressly noted below with respect to the Equipment and Real Property:

(a)	Tangible Personal Property and Equipment.  Excluding the
Excluded Assets, and subject to any liens or security interests granted under the Series 1992 Lease and the Series 1995 and 1996 Lease, all of the tangible personal property on the Real Property (as defined below), including without limitation (i) the tangible personal property identified on Schedule 1.1(a),
(ii) certain property currently subject to lease agreements (with such properties to be separately noted on Schedule 1.1(a)), including without limitation the GECC Leases (as defined below), and (iii) any other equipment, cranes, machinery, tools, appliances, furniture, telephone systems, copy machines, fax machines, implements, spare parts, supplies and other tangible personal property used or useful in the Business (the "Equipment").

(b)	Real Property.  Subject to the Permitted Encumbrances (as
defined below), all of the real property, whether owned or leased, identified on Schedule 1.1(b), including all improvements thereon and all of Company's right, title and interest in and to all easements, tenements, hereditaments, privileges and appurtenances in any way belonging to said real property (the "Real Property").

(c)	Vehicles.  The vehicles, trailers and other transportation
equipment identified on Schedule 1.1(c).

(d)	Goodwill.  The goodwill of the Business.

(e)	Intangible Assets.  All right, title and interest of the
Stockholder Parties in, to and under all patents, trademarks, service marks, technology, know-how, copyrights and applications used in connection with the Business.

(f)	Assumed Contracts.  All right, title and interest of the
Stockholder Parties in, to and under (and subject to the terms and conditions of) the existing contracts and agreements of the Stockholder Parties set forth on Schedule 1.5 (the "Assumed Contracts"). The obligations assumed by the Purchaser under the Assumed Contracts (the "Assumed Contract Obligations") are more fully described in Section 1.5.

(g)	Licenses, Franchises and Permits.  All right, title and
interest of the Stockholder Parties in, to and under all transferable licenses, franchises, permits, authorizations, certificates, approvals, registrations and other governmental authorizations used in connection with the Business (collectively, the "Governmental Approvals") relating to all or any of the Assets.

(h)	Computers and Software. Excluding the Excluded Computers and
Software (as defined below), all right, title and interest of the Stockholder Parties in computer equipment and hardware used in connection with the Assets or Business, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software and intellectual property used by the Stockholder Parties with such computer equipment and hardware.

(i)	Books and Records.  Copies of the Stockholder Parties'
books, records, papers and instruments of whatever nature and wherever located that relate principally to the Assets or which Purchaser reasonably requests in connection with Purchaser's use or proposed use of the Assets.

(j)	Commonly Used Assets.  All tangible and intangible real and
personal property used in connection with both the Business and the Excluded Assets as listed on Schedule 1.1(d), as such schedule may be modified with the agreement of the parties (the "Commonly Used Assets").

(k)	Other Property.  All other or additional privileges, rights, interests, properties and assets of the Stockholder Parties not referred to above (and not excepted from the sale) of every kind and description and wherever located that (i) are located in, on or under or are appurtenant to the Real Property and (ii) are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted. Notwithstanding the foregoing, cash will not be transferred to Purchaser.

1.2	Excluded Assets. The Company will not sell to Purchaser under this
Agreement and Company hereby retains, the assets described below
(collectively, the "Excluded Assets"):

(a)	Tangible Personal Property and Equipment.  The eastern most
Pickling Line located in the Pickling Building, which building is shown on the survey attached hereto as Schedule 1.2(a), the tangible personal property listed on Schedule 1.2(b) attached hereto and the tangible personal property and equipment located within the Subleased Buildings (as defined below) which are not Commonly Used Assets (the "Excluded E&TPP").

(b)	Eastern Property.  The land owned or leased by the Company
located east of North County Road No. 1015 near the City of Blytheville, Arkansas, together with all improvements, equipment and personal property located thereon and intangible personal property used in connection therewith, but excluding any Commonly Used Assets (the "Eastern Property").

(c)	Accounts and Notes Receivable.  All of the accounts and
notes receivable of the Company.

(d)	Excluded Inventory.  All inventory owned by the Company or
any third party , including raw materials, work in progress and finished goods existing as of the Closing Date (the "Excluded Inventory").

(e)	Excluded Computers and Software.  The computers, equipment,
software and intellectual property listed on Schedule 1.2(c) and any computer equipment and hardware not located at the Real Property, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software and intellectual property used by the Stockholder Parties with such computer equipment and hardware (the "Excluded Computers and Software").

(f)	Excluded Vehicles. The vehicles, trailers and other
transportation equipment identified on Schedule 1.2(d) (the "Excluded
Vehicles").

(g)	Employees.  All employment agreements or other rights to
employ the employees employed in connection with the Business as of the Closing Date and the Stockholder Parties' rights, title, interests and liabilities in or to any employee benefit plans, medical or dental plans, or retirement plans maintained for such employees.

(h)	Railroad Access Agreement.  Seller's rights in that certain
Rail Access and Indemnification Agreement dated April 20, 1993, by and between the Company and Nucor Corporation.

1.3	Definitions. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Bonds" means any bond or bonds authenticated and delivered under and pursuant to either the Series 1992 Indenture or the Series 1995 and 1996 Indenture, including the Series 1992 Bonds, the Series 1995 Bonds and the Series 1996 Bonds, and any additional bonds issued pursuant to such Indentures.

"City" means the City of Blytheville, a municipal corporation organized and existing under the laws of the State of Arkansas.

"Closing Documents" means the Sublease, the final versions of all of the schedules to this Agreement (even if preliminary versions are already attached hereto) and all of the following documents in form and substance to be agreed upon by the Company and the Purchaser:

(a)	a completed Special Warranty Deed , covering the Real
Property owned in fee, if any, free and clear of all liens, security interests, pledges, claims, conditional sales agreements, charges or restrictions on transfer, encumbrances, or any other matter affecting the Real Property whatsoever other than encumbrances and other matters affecting title to the Real Property that Purchaser has waived in writing in its sole discretion ("Permitted Encumbrances"),

(b)	completed Assignment and Assumption of Lease Agreement(s),
covering the leased Real Property, executed by all necessary parties (including the current lessor(s) of each parcel of Real Property currently leased) , such that Purchaser will hold the lessee's leasehold estate under such leases free and clear of all liens, security interests, pledges, claims, conditional sales agreements, charges or restrictions on transfer, encumbrances, or any other matter affecting the Real Property whatsoever other than the Permitted Encumbrances and the rights running to the lessors under such leases,

(c)	a completed General Conveyance, Transfer, Assignment and
Assumption Agreement, covering the Business and all of the Assets,

(d)	certificates of title to any Asset covered by a certificate
of title,

(e)	such other instruments of transfer as may be reasonably
necessary or appropriate to vest in Purchaser good and indefeasible title to the Business and the Assets, free and clear of any security interest, lien, claim or encumbrance except as provided herein,

(f)	an Owner's Policy of Title Insurance for each parcel of Real
Property owned by the Company or a Leasehold Policy of Title Insurance for each parcel of Real Property leased by the Company, each (i) dated as of the Closing Date, (ii) naming Purchaser as the insured party, (iii) issued by a title company to be selected by Purchaser, (iv) in the face amount of the allocated value as set forth on Schedule 1.9, of each parcel of Real Estate owned by the Company or the value (as reasonably determined by Purchaser) of the leasehold interest, as the case may be, (v) subject only to the Permitted Encumbrances, (vi) in form customary for the locale in which the Real Property is located; and

(g)	a completed Operating and Maintenance Agreement covering the operation of the Assets on behalf of Purchaser. If by May 15, 2001, Seller and Purchaser are unable to agree on acceptable terms of an Operating and Maintenance Agreement, Purchaser may enter into an Operating and Maintenance Agreement with a third party, in which case the Company will not have the right to approve the form or substance of the Operating and Maintenance Agreement.

"ENA" means Enron North America Corp.

"Excluded Liabilities" means all Liabilities, other than Assumed
Contract Obligations, accruing from, related to, incurred in connection with or secured by the Business or the Assets prior to the Closing, including, but not limited to (a) the Liabilities set forth on Schedule 1.6; (b) any Liabilities of any Stockholder Party other than the Assumed Contract Obligations; (c) any act, omission, event, condition or circumstance involving or relating to the Business or Assets occurring or existing before the Closing Date; (d) the ownership or operation of the Business or Assets before the Closing Date; (e) any brokers' or finders' fees or commissions arising with respect to brokers or finders retained or engaged by any person other than Purchaser and resulting from or relating to the transactions contemplated in this Agreement; (f) any liability or obligation to employees or former employees of any Stockholder Party or their beneficiaries arising from or relating to the employment, severance or discharge (or constructive severance or discharge) of such employees by such Stockholder Party, or arising from or relating to their rights to receive benefits under any employee benefits plan or any other employment agreement, contract or arrangement with any Stockholder Party; (g) any Liabilities related to any disputes with third parties, including any Governmental Authorities; and (h) all Liabilities related to the Excluded Assets.

"GECC Leases" means collectively (a) that certain lease commencing
December, 1997, between GE Capital Business Asset Funding Corporation (as successor to MetLife Capital) and Company pertaining to the lease by Company of the New Delta Brands Push Pull Pickling Line and (b) that certain lease commencing January, 1997, between General Electric Capital Corporation and Company pertaining to the lease by Company of the Ebner Annealing Furnaces.

"Huntco Nevada" means Huntco Nevada, Inc., a subsidiary of
Stockholder.

"Liabilities" shall mean any and all direct or indirect demands, claims, notices of violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, payments, charges, judgments, assessments, indebtedness, liabilities, damages, deficiencies, penalties, fines, obligations, responsibilities, costs and expenses paid or incurred, or diminutions in value of any kind or character (whether or not asserted prior to the date hereof, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including, without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred in connection with investigating or defending any claim, demand or legal proceeding, whether or not resulting in any liability, and all amounts paid in settlement of claims, demands, or legal proceedings.

"Master Purchase Agreement" means that certain Master Steel
Purchase and Sale Agreement dated as of April 6, 2001, between ENA and
Company.

"Railroad Access Agreement" means that certain Rail Access and
Indemnification Agreement dated April 20, 1993, between Nucor Corporation and Company.

"Series 1992 Bondholder" means the registered owner of any Series
1992 Bond.

"Series 1992 Bonds" means the Industrial Development Revenue Bonds (Huntco Steel, Inc. Project), Series 1992, of City issued in the initial principal amount of $2,000,000 pursuant to the Series 1992 Indenture.

"Series 1992 Indenture" means the Trust Indenture dated as of June
1, 1992, between City and the Series 1992 Trustee, relating to the Bonds, as supplemented by First Supplemental Trust Indenture dated as of August 17, 1993, and any indentures supplemental thereto.

"Series 1992 Lease" means that certain Lease Agreement dated as of June 1, 1992, between City and Company, pertaining to the Real Property and the "Leased Equipment" as described on Exhibit B thereto, as previously amended and as may be amended from time to time.

"Series 1992 Trustee" means BNY Trust Company of Missouri, St.
Louis, Missouri, as Trustee, as successor to the initial trustee, Worthen Trust Company, Inc., Little Rock Arkansas, or any successor trustee under the Series 1992 Indenture.

"Series 1995 Bonds" means the Taxable Industrial Development
Revenue Bonds (Huntco Steel, Inc. Project), Subordinate Series 1995, of City issued pursuant to the Series 1995 and 1996 Indenture, authorized in the total principal amount of not to exceed $30,000,000, as described in the Series 1995 and 1996 Indenture.

"Series 1996 Bonds" means the Taxable Industrial Development
Revenue Bonds (Huntco Steel, Inc. Project), Subordinate Series 1996, of City issued pursuant to the Series 1995 and 1996 Indenture, authorized in the total principal amount of not to exceed $12,000,000, as described in the Series 1995 and 1996 Indenture.

"Series 1995 and 1996 Indenture" means the Trust Indenture, dated as of May 1, 1995, between City and Huntco Nevada, Inc., as Trustee, relating to the Bonds, as supplemented by First Supplemental Trust Indenture dated as of January 1, 1996, and any indentures supplemental thereto.

"Series 1995 and 1996 Lease" means that certain Lease Agreement, dated as of May 1, 1995, between City and Company, pertaining to the Real Property and the "Leased Equipment" as described on Exhibit B thereto, as previously amended and as may be amended from time to time.

"Series 1995 and 1996 Trustee" means Huntco Nevada, Inc., and any successor trustee under the Series 1995 and 1996 Indenture.

"Sublease" means the sublease to be executed by Purchaser, as sublessor, and Company, as sublessee, in a form to be agreed upon by Purchaser and Company, pertaining to (a) the sublease of the Subleased Land and the Subleased Buildings subject to the Series 1992 Lease and the Series 1995 and 1996 Lease, (b) the non-exclusive right to use of the western most Pickling Line located in the Pickling Building (which building is shown on the survey attached hereto as Schedule 1.2(a)), subject to Purchaser's right to use such line, (c) the right to leave the eastern most Pickling Line located in the Pickling Building(which building is shown on the survey attached hereto as Schedule 1.2(a)) in such building for a time period after Closing to be agreed upon by the parties and use such line in such location, (d) the non-exclusive use of the Commonly Used Assets and allocation of costs between Purchaser and Company related thereto, and (e) certain services such as maintenance of the Assets and railroad transportation and access to be provided by Company to Purchaser.

"Subleased Buildings" means the two buildings labeled Stamping
Plant and CTL/Slitter Building on the survey attached hereto as
Schedule 1.2(a) (the "Subleased Buildings")

"Subleased Land" shall mean only the land directly under the Subleased Buildings and such other areas for parking and coil storage as are agreed to by the parties.

"Tax Agreement" means that certain Agreement For Payments In Lieu of Taxes dated as of March 15, 1994, between City and Company, as amended by a document dated as of December 19, 1995, between City and Company.

"Transaction Documents" has the meaning given such term in the Master Purchase Agreement.

1.4	Purchase Price.  The aggregate purchase price for the Assets (the
"Purchase Price") shall be Seventeen Million Dollars ($17,000,000) less the sum of the outstanding principal and accrued interest on the Series 1992 Bonds as of the Closing Date which has not already been escrowed with the Series 1992 Trustee.

At the Closing, the Purchaser shall pay the Purchase Price to the title company providing the Owner's Policy of Title Insurance for payment to the Company and the creditors that need to be paid in connection with the Closing, by wire transfer pursuant to instructions provided to the Purchaser. At the Closing, all ad valorem taxes relating to the Assets for the calendar year in which the Closing Date occurs shall be prorated between Company and Purchaser as of the Closing Date, based upon the best available estimates of the amount of taxes that will be due and payable on the Assets during the calendar year in which the Closing Date occurs. If such taxes have not yet been paid, Company shall pay to Purchaser in cash at the Closing or credit against the Purchase Price, Company's pro rata portion of such estimated taxes. If such taxes have already been paid, Purchaser shall pay to Company in cash at the Closing, Purchaser's pro rata portion of such taxes. Within thirty (30) days of the date the amount of taxes on the Property for such year is known, Company and Purchaser shall readjust the amount of taxes to be paid by each party with the result that Company shall pay for those taxes attributable to the period of time prior to the Closing Date.

1.5	Assumed Contracts.  At the Closing, Purchaser shall assume the obligations of the Company under the Assumed Contracts  set forth on Schedule
1.5 hereto which are scheduled to be performed after the Closing Date, but shall not assume or otherwise become liable (a) for any liability or obligation under the Assumed Contracts that Company was required to perform, or which was incurred or existed or resulted from an act or event occurring on or prior to the Closing Date, (b) for any liability or obligation that arises under the Assumed Contracts with respect to a breach or default prior to the Closing Date, or (c) for any other liability or obligation whatsoever.

1.6	Excluded Liabilities.  All Excluded Liabilities are expressly excluded from the Assets purchased and sold hereunder and the Assumed Contracts assumed hereunder, and Purchaser shall not assume or otherwise become liable for any such Liability whatsoever in connection therewith. The Company and the Stockholder agree that they shall remain solely responsible for the Excluded Liabilities.

1.7	Exculpation.  Except for the Assumed Contract Obligations,
Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any other Liabilities of the Company or the Stockholder, or any affiliate of any of them, whether accrued, absolute, contingent or otherwise.

1.8	The Closing.  The Closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Bracewell & Patterson, L.L.P., 711 Louisiana, Suite 2900, Houston, Texas 77002, commencing at 9:00 a.m. local time on the date seven (7) days following the date of expiration of the Inspection Period (or such other date as may be agreed upon by the parties) following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date").

1.9	Value Assigned to the Assets.  The Purchase Price shall be
allocated among the Assets as set forth on Schedule 1.9 hereto for all federal, state and local tax purposes. Purchaser, the Company and the Stockholder agree that they shall not take any position or action inconsistent with such allocation in the filing of any federal income or other tax returns.

2.		REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

The Company and the Stockholder jointly and severally represent and warrant to Purchaser as follows:

2.1	Due Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as it is now being conducted. The Stockholder is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri and has full power and authority to carry on its business as it is now being
conducted.   Each of the Company and the Stockholder is duly authorized or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not (i) have any material adverse change in the condition (financial or otherwise), Assets or Business, or (ii) impair the ability of the Company or the Stockholder to perform on a timely basis its obligations under this Agreement or the consummation of the Transaction contemplated by this Agreement.

2.2	Authorization.  (i) The representatives of the Company and the
Stockholder executing this Agreement have full power and authority to execute and deliver this Agreement and (ii) each of the Company and the Stockholder has full corporate power and authority to enter into this Agreement and the Transaction. This Agreement and the Transaction have been approved by Huntco Nevada and the Stockholder and approved by the boards of directors of Huntco Nevada, the Company and the Stockholder, and does not require the approval of the stockholders of the Stockholder. This Agreement has been validly executed and delivered by the Company and the Stockholder and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally.

2.3	Capital Stock of the Company.  The authorized capital stock of the
Company consists solely of shares of common stock (the "Company Stock"). All of the shares of the Company Stock are owned of record and beneficially by Huntco Nevada free and clear of all voting trusts, voting agreements, proxies and voting restrictions of any kind except for liens and security interests granted pursuant to the Transaction Documents. All of the shares of the common stock and any preferred stock of Huntco Nevada are owned of record and beneficially by the Stockholder free and clear of all voting trusts, voting agreements, proxies and voting restrictions of any kind except for liens and security interests granted pursuant to the Transaction Documents.

2.4	Permits and Intangibles. Schedule 2.4 sets forth an accurate list of all licenses, permits and other governmental authorizations, franchises and titles owned or held by any of the Stockholder Parties that relate, directly or indirectly, to the Assets or the Business (including licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by any of the Stockholder's employees that relate, directly or indirectly, to the Assets or the Business (including interests in software or other technology systems, programs and intellectual property)), and the Stockholder Party or employee who owns or holds such item. Collectively, the items on Schedule 2.4 are referred to as the "Intangible Assets" (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 2.5). The Company is not infringing on any Intangible Assets owned by the Stockholder or, to its knowledge, by any third party, and to the Company's knowledge, neither the Stockholder nor any third party is infringing on any Intangible Assets owned by the Company. The Intangible Assets and other governmental authorizations listed on Schedules 2.4 and 2.5 are valid or enforceable as the case may be. The Company has not received any notice that any person intends to cancel, terminate or not renew any such Intangible Assets or other governmental authorization. The Company has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Intangible Assets and other governmental authorizations listed on Schedules 2.4 and 2.5 and is not in violation of any of the foregoing. Except for the Excluded Assets and as specifically set forth on Schedule 2.4 or 2.5, all of the rights of and benefits afforded to the Company by any such Intangible Assets or other governmental authorizations are transferable to the Purchaser and are being transferred to the Purchaser on the Closing Date.

2.5	Environmental Matters.  Except as set forth on Schedule 2.5, the
Company is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to the Business relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law) (collectively referred to herein as "Hazardous Substances"). The Company has obtained and adhered to all necessary permits and any and all other approvals required pursuant to Environmental Laws for the Business, a list of all of which permits and approvals is set forth on Schedule 2.5. The Company has reported to the appropriate authorities, to the extent required by any Environmental Law, the treatment, storage, disposal of, transportation or otherwise handling of Hazardous Substances in connection with the Business. Except as set forth on Schedule 2.5, there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in, to, under or on any Real Property, other than such releases permitted by Environmental Laws.
There is no on-site or off-site location to which the Company has transported or disposed of Hazardous Substances from the Business or arranged for the transportation or disposal of Hazardous Substances from the Business which, to Company's knowledge, is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against Purchaser for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, as amended, (iii) the Hazardous Materials Transportation Act, as amended
or (iv) comparable state or local statutes and regulations.   The Company has
no contingent liability in connection with any release of any Hazardous Substance into the environment in connection with the Business.

2.6	Personal Property.  Except for the Excluded Assets, Schedule
1.1(a) sets forth an accurate list of (a) all tangible personal property owned by any of the Stockholder Parties and used in connection with the Business and who the particular owner is and (b) a list of all operating leases of personal property used in connection with the Business. Except for the Excluded Assets, all (i) tangible personal property used by the Company in the Business is either owned by the Company or leased by the Company pursuant to a lease included on Schedule 1.1(a), (ii) the tangible personal property included on
Schedule 1.1(a), taken as a whole, is in good working order and operating condition, ordinary wear and tear excepted, so as to render the facilities operable and able to perform in the ordinary course of business, and (iii) leases and agreements included on Schedule 1.1(a) are in full force and effect, are not subject to any default and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. The Company has good and marketable title to all owned tangible and intangible personal property included in the Assets, free and clear of all liens (other than personal property subject to operating leases, liens for personal property taxes not yet due and payable, liens and security interests under the Series 1992 Lease and the Series 1995 and 1996 Lease, and liens to be discharged by the Company at Closing), security interests, pledges, claims, conditional sales agreements, charges or restrictions on transfer (other than restrictions on transfer noted on Schedule 1.1(a)), encumbrances, or any other matter affecting the personal property whatsoever.

2.7	Real Property.  The Real Property described in Schedule 1.1(b)
sets forth an accurate list of all real property owned or leased by any Stockholder Party used in the conduct of the Business, but specifically excluding the Eastern Property. Company is the lessee under both the Series 1992 Lease and the Series 1995 and 1996 Lease. The Company has good and marketable title to any owned Real Property. All Real Property, whether owned or leased, is free and clear of all liens, security interests, pledges, claims, conditional sales agreements, charges or restrictions on transfer, encumbrances, or any other matter affecting the Real Property whatsoever (other than liens for real estate taxes not yet due and payable, liens to be discharged by the Company at Closing, liens and security interests under the Series 1992 Lease and the Series 1995 and 1996 Lease, and the liens and security interests securing the Bonds); provided, however, Permitted Encumbrances shall not be deemed to violate the terms of this Section 2.7. The Company has provided the Purchaser with true, complete and correct copies of all leases included on Schedule 1.1(b), the Tax Agreement and the Railroad Access Agreement. All of such leases and agreements are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms, no defaults have occurred under such leases or agreements, and no events or omissions have occurred which, but for the passing of time or giving of notice or both, would be a default under such leases or agreements, on the part of Company or any other party to any of such leases or agreements.

2.8	Contracts and Commitments.  Schedule 2.8 sets forth an accurate list of all contracts, commitments and similar agreements related or pertaining to the Business or by which any of the Assets are bound. Except as described on Schedule 2.8, (a) the Company has complied in all material respects with all commitments and obligations pertaining to the Business or Assets, is not in default and has no knowledge of any matter which with notice, the passage of time or both would constitute a default under any contracts or agreements listed on Schedule 2.8, and no notice of default under any such contract or agreement has been received and (b) no party has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel or substantially reduce the scope of any such contract or agreement. Except as specifically set forth on Schedule 2.8,
(a) the Transaction will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any of the Assumed Contracts, and (b) all of the rights and benefits under all of the Assumed Contracts are transferable to the Purchaser and will be transferred to the Purchaser as of the Closing Date.

2.9	Collective Bargaining Agreements.  The Company is not a party to or obligated under any collective bargaining or similar agreement.

2.10	Employee Obligations.  Except as set forth in Section 4.6 hereof, the Purchaser will not, as a result of its purchase of the Assets or consummation of the Transaction, upon such consummation at any time thereafter, incur any liability or obligation of any nature whatsoever on behalf of any employee or former employee of the Company relating to any period prior to or after the Closing, including, but not limited to, any obligation arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any liability, including, but not limited to, withdrawal liability, to any multi-employer or employee pension benefit plan under ERISA or any other federal, state or local statute regulation.. The Purchaser and the Company acknowledge that the Purchaser is not obtaining or assuming any right or interest in the existing employee benefit plans maintained by or on behalf of the Company.

2.11	Conformity with Law; Litigation.  Except as set forth on Schedule
2.11 there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Business or any of the Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Business or any of the Assets. Except as set forth on Schedule 2.11 no notice of any claim, action, suit or proceeding, whether pending or threatened, pertaining to the Business or any of the Assets has been received by the Company during the last two years and, to the knowledge of the Company, there is no basis therefor. Except as set forth on Schedule 2.11 the Company has conducted the Business for the past two years and now conducts the Business in material compliance with all laws, regulations, writs, injunctions, decrees and orders of governmental authorities applicable to the Business or the Assets. The Company and the other Stockholder Parties are not in material violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them that could materially and adversely impact the Business or the Purchaser's use of any of the Assets on and after the Closing Date. The Company and the other Stockholder Parties have conducted and are conducting the Business in material compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including the Governmental Approvals and all such permits, licenses, orders and other governmental approvals set forth on Schedules 2.4 and 2.5.

2.12	Taxes.  For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company and the other Stockholder Parties have timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Closing Date. Except as set forth on Schedule 2.12, there are no examinations in progress or pending claims against the Company or the other Stockholder Parties for federal, state or other taxes (including penalties and interest) and no notice of any claim for taxes, whether pending or threatened, has been received. All tax, including interest and penalties (whether or not shown on any tax return) owed by the Company, any member of an affiliated or consolidated group which includes or included the Company has been paid. The amounts shown as accruals for Taxes on the Financial Statements (as defined below) are correct. The Company uses the accrual method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past three years. The Company is not an investment company as defined in Section 351(e)(1) of the Internal Revenue Code of 1986, as amended, and any successor statute.

2.13	No Violations; All Required Consents Obtained.  The Company is not
in violation of its Articles of Incorporation or Bylaws, each as amended to date ("Charter Documents"), nor is it or any of the other Stockholder Parties in default under any of the Assumed Contracts, nor does it have knowledge of any matter which with notice, the passage of time or both would constitute a
default under any of the Assumed Contracts.   The execution of this Agreement
by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Charter Documents. Notwithstanding anything contained in this Agreement to the contrary, except for those consents set forth in
Schedule 2.13 attached hereto (the "Listed Required Consents"), no consents are required in connection with the closing of the Transaction.

2.14	Absence of Changes.  Since March 31, 2001, the Company has
conducted its operations in the ordinary course of business and, except as set forth on Schedule 2.14 there has not been:

2.14.1.1	any adverse change affecting any of the Assets or the
Business;

2.14.1.2	any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

2.14.1.3	any acceleration, termination, modification or cancellation
by any party (including the Company, management of the Company and the Stockholder) of any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) related to or pertaining to the Business or the Assets and involving more than $5,000;

2.14.1.4	any damage, destruction or loss (whether or not covered by
insurance) to any of the Assets; or

2.14.1.5	any other occurrence, event, incident, action, failure to
act or transaction outside the ordinary course of business involving any of the Assets.

2.15	Financial Statements.  The Stockholder has provided to the
Purchaser complete and correct copies of the Stockholder's audited, consolidated financial statements dated as of December 31, 1999, its unaudited, unadjusted consolidated and consolidating financial statements at and for the twelve months ended December 31, 2000, as well as its unaudited, unadjusted consolidated and consolidating financial statements at and for the months ended January 2001 and February 2001, as well as its unaudited consolidated financial statements at and for the three and nine months ended September 30, 2000 included within Stockholder's Quarterly Report on Form 10-
Q. Such financial statements include the balance sheet as of such respective date, and the related statements of operations, cash flows and changes in shareholders' equity for the periods then ended. These financial statements are accurate and complete in all material respects, subject to year end accounting adjustments applicable to the financial statements at and for the year ended December 2000, the reciprocal adjustments stemming from such potential adjustments that may impact the financial statements at and for the periods ended January and February 2001, and those obligations and commitments under the Transaction and the Transaction Documents, and present fairly (subject to the above-referenced potential adjustments) the financial condition of Stockholder and such consolidated parties as of such date in accordance with generally accepted accounting principles.
As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Stockholder Parties, except as disclosed in such financial statements and those obligations and commitments under the Transaction and the Transaction Documents, and adequate reserves for such items have been made in accordance with generally accepted accounting principles.

2.16	Bulk Transfer Laws. The consummation of the Transaction shall not result in any claims, losses, demands, damages, liabilities, losses, costs and expenses under the bulk transfer provisions of the Uniform Commercial Code (or any similar law).

2.17	Sufficiency of Assets.  Except for those assets on Schedule 2.17 attached hereto, the Assets constitute all of the assets, properties and rights necessary to operate the Business, as it is presently conducted by the Company.

2.18	Intentionally Deleted.

2.19	Date Compliance.  To the best of Company's knowledge and belief, the computer-based systems used in connection with the Business are able to operate and effectively process data that includes dates on and after January 1, 2000.

2.20	Bonds.   The Company or the Stockholder has provided Purchaser
with true and correct copies of all material agreements executed in connection with the Bonds, including without limitation the Series 1992 Indenture and the Series 1995 and 1996 Indenture. All of the Series 1995 Bonds and Series 1996 Bonds are held by Huntco Nevada. The trustee under the Series 1995 and 1996 Indenture is the Series 1995 and 1996 Trustee. To the best of Company's knowledge and belief, all of the Series 1992 Bonds are held by Arkansas Teachers' Retirement System. The trustee under the Series 1992 Indenture is the Series 1992 Trustee. The outstanding principal amount of the 1992 Series Bonds consists of $255,000 of 6.5% bonds due June 1, 2002 and $175,000 of bonds due June 1, 2001 of which the Company has funded approximately $158,000into escrow with the Series 1992 Trustee towards such June 1, 2001 maturity as of March 31, 2001.

2.21	Disclosure.  The Company or the Stockholder has provided Purchaser with all material information pertaining to the Business and Assets and all the information that Purchaser has requested in analyzing whether to consummate the transactions contemplated hereby. None of the information so provided nor any representation or warranty of the Company or the Stockholder contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no material fact known to any Stockholder Party on the date of this Agreement that has not been disclosed to Purchaser which could reasonably be expected to cause a material adverse change in the overall business, condition (financial or otherwise) or prospects of the Business or Assets; provided, however, that Purchaser acknowledges that prior to the Closing the Company will shut down the Business and neither the Company nor any of the other Stockholder Parties make any representations about what will be required to re-start the operation of the Business. The Company acknowledges and agrees that the Company intends to shut down the Business regardless of whether the Transaction closes or not.

3.		REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Company and Stockholder that all of the following representations and warranties in this Section 3 are true at the date of this Agreement and will be true at the time of Closing.

3.1	Due Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

3.2	Authorization.  (i) The representatives of the Purchaser executing this Agreement have full power and authority to execute and deliver this Agreement and (ii) the Purchaser has full power and authority to enter into this Agreement and the Transaction. This Agreement and the transactions contemplated hereby have been approved by the Purchaser, and do not require the approval of the sole member of Purchaser. This Agreement has been validly executed and delivered by the Purchaser and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally. All other documents to be executed and delivered to Company by Purchaser, when so executed and delivered, will constitute the valid, legal and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally.

3.3	No Violations. The execution of this Agreement, the other
agreements and documents required to be executed by Purchaser, and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Certificate of Incorporation, the Bylaws or any other agreement of Purchaser.

3.4	Validity of Obligations.  The execution and delivery of this
Agreement by Purchaser, the execution of the other agreements and documents required to be executed by Purchaser, and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Purchaser and this Agreement has been duly and validly authorized by all necessary corporate action and is, or when so executed and delivered will be, the legal, valid and binding obligation of Purchaser.

4.		COVENANTS PRIOR TO CLOSING

4.1	Access and Cooperation; Due Diligence.  Between the date of this
Agreement and the date which is the earlier of (a) sixty (60) days following the date of this Agreement and (b) the date fourteen (14) days following the receipt and/or completion, as applicable, by Purchaser of the due diligence matters described in this Section 4.1 (the "Inspection Period"), the Company and the Stockholder will afford to the officers and authorized representatives of Purchaser reasonable access to all of the Stockholder Parties' properties, books and records related to the Business and the Assets and will furnish Purchaser with such additional financial and operating data and other information as to the Business and Assets as follows:

4.1.1.1	during the Inspection Period the Company and the Stockholder will permit Purchaser and its agents and contractors to have access to all Assets and the Business for the purpose of (a) conducting environmental site assessments, including, but not limited to, such soil and/or groundwater sampling and analysis as may be deemed appropriate by Purchaser and otherwise evaluating potential compliance and liability matters under applicable Environmental Laws (collectively, the "Environmental Review"), and (b) to review and conduct due diligence with the matters set forth on Schedule 4.1 attached hereto. For those matters set forth on Schedule 4.1 attached hereto that are in the possession of a Stockholder Party and have not yet been provided to the Purchaser, the Company will cause such matters to be delivered to the Purchaser as soon as practical following the date of this Agreement. The Company and the Stockholder represent and warrant that (a) for those matters set forth on
Schedule 4.1 that have been denoted "None", that no such matters exist with respect to the Assets or Business and (b) for those matters set forth on Schedule 4.1 that have been denoted
"Already Provided" the Company has already provided to the Purchaser all such matters related to the Assets or Business.
When the Company has provided all of the matters on Schedule 4.1 that the Company is responsible for delivering to the Purchaser the Company shall give the Purchaser written notice that the Company has completed such deliveries. The Purchaser shall have five (5) days from receipt of such letter to object in writing to the Company if the Purchaser believes that assertion is incorrect.

4.1.1.2	Within fifteen (15) days following the date of this Agreement, the Company shall deliver to Purchaser, at the Company's sole cost and expense, (a) a current Commitment for Title Insurance covering the Real Property meeting the requirements of Section
1.3 (the "Title Commitment"), together with correct and legible copies of all instruments referred to in the Title Commitment as conditions or exceptions to title to the Real Property, including but not limited to liens, easements and recorded plats; and (b) a current survey of the Real Property which shall
(i) establish and stake all exterior corners and peripheral boundary lines (courses and distances) of the Real Property;
(ii) contain a metes and bounds description of the Real
Property; (iii) have all fences, drainage ditches, encroach-ments, visible rights-of-way, creek beds, and easements and rights-of-way of record drawn on the survey plat showing the width and location thereof, and where applicable reference thereto by recording data; (iv) have all structures and improvements located on the Real Property drawn and located on the survey plat; (v) show the location of all public road rights-of-way adjoining the Real Property as they are paved on the ground, as they are dedicated of record, or otherwise as located; (vi) show all matters reflected in the Title Com-mitment; (vii) show the location of all 500 year and 100 year flood plains or flood zones, if any, encumbering the Real
Property; (viii) contain a certification acceptable to Purchaser and (ix) otherwise be in form and substance which is customary for the location of the Real Property and acceptable for the issuance of the title insurance contemplated by this Agreement.

4.1.2	During the Inspection Period, the Company and the Stockholder will negotiate in good faith the forms of the Closing Documents; provided, however, that the Closing Documents must be acceptable to the parties executing such documents in such parties' sole discretion. The Company and the Stockholder will cooperate with Purchaser, its representatives, auditors and counsel in the preparation of any other documents or other material which may be required in connection with the transactions contemplated by this Agreement.

4.1.3	Purchaser shall deliver written notice to Company of the date
Purchaser has completed the Purchaser's due diligence review of the matters described in this Section 4.1. During the Inspection Period, the Purchaser shall have the option to terminate this Agreement if the Purchaser is not satisfied for any reason with the results or information obtained or provided in connection with the Environmental Review or any of the matters set forth on
Schedule 4.1, which such option to terminate and satisfaction shall be in the Purchaser's sole discretion. In consideration of this option to terminate and Company's and Stockholder's execution of this Agreement, Purchaser shall deliver to Company, contemporaneously with the execution of this Agreement, Purchaser's check in the amount of Fifty and No/100 ($50.00) ("Independent Option Consideration"), which amount the parties bargained for and agreed to as consideration for Company's and Stockholder's execution and delivery of this Agreement and Purchaser's option to terminate. The Independent Option Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non-refundable, and shall be retained by Company, notwithstanding any other provision of this Agreement, or whether the purchase and sale contemplated herein is closed; provided that, should the purchase and sale contemplated herein close the Independent Option Consideration will be credited against the Purchase Price payable at Closing. In the event that Purchaser delivers written notice to Company within the In-spection Period that Purchaser desires to terminate this Agreement as provided above, this Agreement shall terminate. In addition, in the event Purchaser has not terminated this Agreement by written notice to the Company within the Inspection Period, it shall be conclusively presumed that Purchaser has elected Purchaser's option to terminate this Agreement pursuant to the provisions of this Section 4.1. Only if Purchaser provides written notice of Purchaser's election to not terminate this Agreement pursuant to the provisions of this Section 4.1 (which notice would contain an express waiver of the Purchaser's termination right under this Section 4.1.3), shall this Agreement not terminate.

4.2	Conduct of Business Pending Closing.  Between the date of this
Agreement and the Closing Date, the Company and the Stockholder covenant that the Company will:

4.2.1.1	close the Business as provided in Section 6.11;

4.2.1.2	maintain the Assets in the same manner as it has heretofore;

4.2.1.3	perform all of its obligations in all material respects under agreements materially or directly relating to or affecting the Assets or the Business;

4.2.1.4	use all reasonable efforts to keep in full force and effect
present insurance policies or other comparable insurance coverage covering any of the Assets;

4.2.1.5	subject to the closing of the Business, use its reasonable
efforts to maintain and preserve its business relationships with suppliers, customers, and others having business relations with the Business;

4.2.1.6	maintain compliance with all permits, laws, rules and
regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities necessary for the ongoing conduct of the Business;

4.2.1.7	use its best efforts to obtain all necessary third party
consents to assign the Assumed Contracts to Purchaser, including without limitation the Series 1992 Lease and the Series 1995 and 1996 Lease.

4.3	Prohibited Activities.  Between the date hereof and the Closing
Date, the Company and the Stockholder covenant that the Company will not, without prior written consent of Purchaser, which consent shall not be unreasonably withheld:

4.3.1.1	make any change in its articles or certificate of incorporation or by-laws;

4.3.1.2	except for Transaction Documents, issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

4.3.1.3	create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any of the Assets or the Business
(other than pursuant to any Transaction Documents, personal property subject to operating leases, liens for personal property taxes not yet due and payable, liens and security interests under the Series 1992 Lease and the Series 1995 and 1996 Lease, and liens to be discharged by the Company at Closing);

4.3.1.4	sell, assign, lease or otherwise transfer or dispose of any of the Assets, except for the sale of inventory in the ordinary course of business;

4.3.1.5	merge or consolidate or agree to merge or consolidate with or into any other corporation or other entity, except for the dissolution of the Company's wholly-owned subsidiary, HSI
Aviation, Inc., into the Company at the Company's election;

4.3.1.6	except for Transaction Documents, enter into any other
transaction outside the ordinary course of its business or prohibited hereunder; or

4.3.1.7	except for Transaction Documents, purchase or enter into any commitments to purchase inventory, except in the ordinary course of business.

4.4	No Shop.  Neither the Stockholder, the Company, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly or in any manner whatsoever (including, without restriction, through any representative or otherwise through any affiliate or subsidiary or through any agency, trust or nominee arrangement):

4.4.1.1	solicit or initiate the submission of proposals or offers from any person pertaining to, or

4.4.1.2	enter into or agree to enter into any binding agreement with any party other than Purchaser or ENA with respect to, or

4.4.1.3	participate in any discussions pertaining to, or

4.4.1.4	furnish any information to any person other than Purchaser or its authorized agents relating to (other than as necessary to fulfill the Company's duties under this Agreement), any acquisition, purchase or finance of any of the Assets or Business. Company will immediately notify Purchaser regarding any contact between any Stockholder Party or its representatives and any other person regarding any such offer or proposal or any related inquiry. For any breach of this Section 4.4, Purchaser shall be entitled to all equitable and injunctive relief available under applicable laws.

4.5	Notification of Certain Matters.  The Purchaser, on the one hand, and the Company and the Stockholder, on the other hand, shall give prompt notice to the other of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained herein to be untrue or inaccurate at or prior to the Closing and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder, and (iii) any matter which if known at the date of this Agreement would have required an addition to or correction of any Schedule hereto. In the event the Company or the Stockholder delivers any such notice to the Purchaser, Purchaser shall have the right to terminate this Agreement within ten (10) business days after its receipt of such notice. In the event that the Purchaser delivers any such notice to the Company or the Stockholder, the Company and the Stockholder shall have the right to terminate this Agreement within ten (10) business days after its receipt of such notice.

4.6	Positions Offered to Employees.  Subject to the  parties'
agreement on the terms and provisions of the Sublease, Purchaser shall be entitled to offer any employee of any of the Stockholder Parties whose employment has been or will be terminated an offer of employment, with such employment to commence after such employee's termination of employment. Such offers may be made prior to the Closing Date. With respect to each employee offered employment, the position offered by Purchaser shall be on an at-will basis. Upon request of Purchaser, the Company shall provide or make available to Purchaser data that is in the Company's possession regarding the dates of hire, compensation and job description of such employees of the Company working in the Business as of the date of Purchaser's request made not earlier than the date which is the earlier of (a) fifteen (15) days prior to the Closing Date and (b) the date any of the Stockholder Parties either publicly announces the closing of the Business or notifies the employees in the Business of such closing. Such data shall be provided by the Company not later than five (5) days after the Company receives Purchaser's request. Purchaser acknowledges that Company is not transferring to Purchaser, and Purchaser is not assuming liabilities with respect to, any Excluded Assets related to employees.

4.7	Further Assurances.  The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

4.8	Notices and Consents.  The Company and the Stockholder will give any notices to third parties, and the Company and the Stockholder shall use their best efforts to obtain any third party consents, (i) that may be necessary to consummate the transactions contemplated hereby, (ii) that may be necessary to assign any contract, permit, license or claim or any right or benefit arising thereunder or resulting therefrom or (iii) that Purchaser may otherwise request.

4.9	Commitment.  The Stockholder hereby agrees to cause the Company to comply with its obligations under this Agreement and to use diligent efforts to cause the conditions to the Closing to be satisfied.

5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER

The obligations of the Company and the Stockholder with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

5.1	Representations and Warranties; Performance of Obligations.  All
representations and warranties of Purchaser contained in Section 3 shall be true and correct as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser on or before the Closing Date, as the case may be, shall have been duly complied with or performed, and the Purchaser shall have delivered to the Company certificates dated as of the Closing Date and signed by Purchaser to such effect.

5.2	Satisfaction.  All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be satisfactory to the Company and the Stockholder and their counsel. All of the Post Closing Items ("Post Closing Items", as such term is defined in the Post Closing Agreement dated April 6, 2001 by and among the Company, ENA and the other signatories thereto) have been satisfied or waived.

5.3	Consents and Approvals.  All Listed Required Consents and all
other necessary consents of: (i) any governmental authority or agency (including any necessary filings); and (ii) any party to any Assumed Contracts for which consent is required for assumption by Purchaser (unless the requirement of consent is waived by Purchaser), relating to the consummation of the Transaction, shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Transaction and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which the Company deems it inadvisable to proceed with the Transaction.

5.4	Closing Documents; Purchase Price. The Purchaser shall have (a)
executed and delivered to or caused to be executed and delivered to the Company all Closing Documents to which the Purchaser or any of its affiliates is a party and (b) paid the Purchase Price as provided in Section 1.4.

5.5	Opinion of Counsel.  Company shall have received the opinion of
Bracewell & Patterson, as counsel to Purchaser, in form and substance reasonably acceptable to the parties.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
The obligations of Purchaser with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

6.1	Representations and Warranties; Performance of Obligations.  All
the representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Company and the Stockholder on or before the Closing Date, as the case may be, shall have been duly performed or complied with, and the Company and Stockholder shall have delivered to Purchaser certificates dated as of the Closing Date and signed by them to such effect.

6.2	Master Purchase Agreement.  No default by any Stockholder Party shall exist under the Master Purchase Agreement or any of the other Transaction Documents.

6.3	No Adverse Changes.  Except for the closing of the Business in accordance with the provisions of this Agreement, no events or circumstances shall have occurred individually or in the aggregate with respect to the Assets or the Business since March 31, 2001 which would constitute a material adverse change in the condition (financial or otherwise) of the Assets or Business and the Company shall not have suffered any material loss or damage to any of the Assets since March 31, 2001, whether or not covered by insurance.

6.4	Satisfaction.  All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be satisfactory to the Purchaser and its counsel. All of the Post Closing Items have been satisfied or waived.

6.5	Consents and Approvals.  All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; all Listed Required Consents and all other consents and approvals of third parties necessary to consummate this Agreement shall have been obtained or the requirement to obtain such consent shall have been waived by Purchaser; all consents necessary to assign any contract, permit, license, lease or claim or any right or benefit arising thereunder or resulting therefrom to Purchaser shall have been obtained, or the requirement to obtain such consent shall have been waived by Purchaser; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and no governmental agency or body shall have taken any other action or made any request of Purchaser as a result of which Purchaser deems it inadvisable to proceed with the Transaction.

6.6	Instruments of Transfer and Title Insurance.   The Company and the
Stockholder shall have executed and delivered to Purchaser the Closing Documents to which any of the Stockholder Parties are to be a party. At all times hereafter as may be necessary, the Company and the Stockholder shall execute and deliver to Purchaser such additional instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and marketable title to the Business and the Assets and to comply with the purposes and intent of this Agreement and the Closing Documents.

6.7	Condition of the Business and Assets. The Inspection Period shall have expired and Purchaser shall not have terminated this Agreement pursuant to its rights under Section 4.1.

6.8	Bonds and Tax Abatement Agreement.   In connection with the Bonds
the following shall have occurred in a manner satisfactory to the parties:

6.8.1.1	The Series 1992 Lease, the Series 1995 and 1996 Lease and the
Tax Abatement Agreement shall have been assigned to the Purchaser and all consents necessary for such assignment shall have been obtained. The Purchaser shall have received an estoppel certificate from the City stating that no defaults have occurred under such leases or agreement, and no events or omissions have occurred which, but for the passing of time or giving of notice or both, would be a default under such leases or agreement, on the part of Company or any other party to any of such leases or agreement.

6.8.1.2	The Series 1995 and 1996 Trustee shall have been removed and an entity designated by the Purchaser shall replace such entity as the trustee under the Series 1995 and 1996 Indenture.

6.8.1.3	The Series 1995 and 1996 Bondholder shall have conveyed the
Series 1995 Bonds and the Series 1996 Bonds to an entity designated by the Purchaser. Prior to such conveyance the parties shall agree upon the amount of the Series 1995 Bonds and the 1996 Bonds to be outstanding at the time of such conveyance.

6.8.1.4	Notwithstanding the foregoing, at the option of Purchaser, the
Series 1995 and 1996 Bonds shall be retired and, if requested by Purchaser, the Series 1995 and 1996 Lease shall be terminated.

6.9	GECC Leases.   Contemporaneously with the Closing Company shall
make all payments under the GECC Leases necessary to purchase the assets leased pursuant to the GECC Leases and shall acquire title to such assets, free and clear of all security interests, liens, claims and encumbrances of any kind.

6.10	Tolling Obligations.  The Stockholder Parties shall have completed all tolling requirements under any tolling agreements that may be entered into between any of the Stockholder Parties and ENA or any affiliate of ENA, which tolling agreements contemplate the utilization of any of the Assets or the Business.

6.11	Closing of Business.  The Company shall have closed the Business and terminated the employment of all employees employed in connection with the Assets or Business (except for those employees that the Company desires to employ in connection with the Excluded Assets and the performance of the Company's obligations under the Sublease) in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable thereto

6.12	Opinion of Counsel.  The Purchaser shall have received the opinion of Blackwell Sanders Peper Martin LLP, as counsel to the Company and the Stockholder, in form and substance reasonably acceptable to the parties.

7.	POST-CLOSING COVENANTS

The parties to this Agreement further covenant and agree as follows:

7.1	Future Cooperation.  The Stockholder, the Company and Purchaser
shall each deliver or cause to be delivered to the other following the date hereof such additional instruments as the other may reasonably request for the purpose of transferring, assigning and delivering to Purchaser and its assigns the Assets and fully carrying out the intent of this Agreement and the Closing Documents.

7.2	Expenses.  Purchaser will pay the fees, expenses and disbursements of Purchaser and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement. The Company will pay the fees, expenses and disbursements of the Company and the Stockholder and their respective agents, representatives, financial advisors, brokers, accountants and counsel incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement. Further, the Company or Stockholder agrees to pay for all charges for the recordation of the instruments conveying rights to the Real Property, the cost of the title insurance policy in the forms contemplated hereunder, and all charges for the preparation and recordation of any releases or instruments required to clear the Company's title for conveyance in accordance with the provisions of this Agreement.

7.3	Payment of Liabilities; Bulk Transfer Compliance.  The Company
shall pay or otherwise satisfy in the ordinary course of business consistent with customary practices all of its trade payables, other current liabilities and all other liabilities of the Company accruing with respect to the period prior to the Closing. The Company shall fully pay or otherwise satisfy all Excluded Liabilities accruing with respect to the period prior to the Closing. The Company and the Stockholder hereby indemnify and hold Purchaser harmless from and against all claims, losses, demands, damages, liabilities, losses, costs and expenses resulting from or relating to non-compliance by the Company with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the sale and transfer of the Business and Assets to Purchaser. The Company or the Stockholder shall pay when due any sales, transfer or similar Taxes which may become applicable in respect of the Company's sale of the Business and Assets to Purchaser.

7.4	Access to Books and Records.  After the Closing Date, Purchaser
shall permit, at any time and from time to time, the Stockholder and the Company and their representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Company's books and records in connection with the preparation and review of tax returns and any audit thereof, and as necessary to prosecute or defend any litigation involving the Company.

7.5	Railroad Access Agreement.   The Company shall not voluntarily
terminate the Railroad Access Agreement.

8.	INDEMNIFICATION
The Company, Stockholder and Purchaser each make the following covenants that are applicable to them, respectively:

8.1	Survival of Representations and Warranties.

8.1.1	The representations, warranties and pre-Closing covenants of the
Company and the Stockholder made in this Agreement and in the documents and certificates delivered in connection herewith shall (a) if related to any representation, warranty or pre-Closing covenant pertaining to environmental or tax matters survive until the date which is the later of (i) two years from the Closing Date and (ii) the date of the expiration of the applicable statutes of limitations (including any extensions thereof) and (b) if related to any other representation, warranty or pre-Closing covenant survive until the date which is two years from the Closing Date, provided, however, that representations, warranties and pre-Closing covenants with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid.

8.1.2	The representations and warranties of Purchaser made in this
Agreement and in the certificates delivered in connection herewith shall survive for a period of two years following the Closing Date; provided, however, that representations and warranties with respect to which a claim is made within such two year period shall survive until such claim is finally determined and paid.

8.1.3	The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on fraud.

8.2	General Indemnification by the Company and the Stockholder.  The
Company and the Stockholder covenant and agree that they will jointly and severally indemnify, defend, protect, and hold harmless Purchaser, and its respective subsidiaries and officers, directors, employees, stockholders, agents, representatives and affiliates at all times from and after the date hereof from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person as a result of or incident to (i) any breach of any representation or warranty of the Company or the Stockholder set forth herein or in the certificates or other documents delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement by the Company or the Stockholder under this Agreement, and (iii) any broker or finder claiming any compensation in connection with any aspect of the Transaction by, through or under any of the Stockholder Parties. Purchaser shall not be entitled to indemnification hereunder to the extent that Purchaser is compensated for any Damages sustained by Purchaser by any insurance policy proceeds paid to Purchaser as a result of such Damages.

8.3	Indemnification by Purchaser.  Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless the Company and Stockholder, and their respective employees, officers, directors, stockholders, agents, representatives and affiliates, at all times from and after the date hereof from and against all Damages incurred by the Company or Stockholder as a result of (i) any breach of any representation or warranty of Purchaser set forth herein or in the certificates or other documents delivered in connection herewith; and (ii) any breach or nonfulfillment of any covenant or agreement by Purchaser under this Agreement.

8.4	Specific Indemnification.  In addition to the indemnification provided for in Section 8.2, the Company and the Stockholder covenant and agree that they will jointly and severally indemnify, defend, protect and hold harmless, Purchaser and its subsidiaries, officers, directors, employees, stockholders, agents, representatives and affiliates from and against all Damages incurred by any of them in connection with:

8.4.1.1	the presence, emanation, migration, disposal, release or
threatened release of any oil or other petroleum products or Hazardous Materials or Hazardous Substances on, within, or to or from any of the Assets or any properties presently or previously owned or leased by the Company or any predecessor of the Company as a result of (i) the presence of and closure or removal of any underground storage tank on such property prior to the Closing, including any future manifestations of such conditions, (ii) the operations of the Company or any predecessor of the Company prior to the Closing, including any future manifestations of such conditions, or (iii) the condition of such properties prior to the Closing, including any future manifestations of such conditions;

8.4.1.2	 any liability or obligation, either arising prior to Closing or resulting from facts arising or occurring prior to Closing, of any nature whatsoever, to or on behalf of any employee or former employee of the Company, including, but not limited to, any claim arising under any applicable workers' compensation statute, any applicable states' civil rights statute, the Age
Discrimination in Employment Act of 1967, the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"), any withdrawal liability to any multi-employer or employee pension benefit plan applicable under ERISA, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973,
Executive Order 11246, the Civil Rights Acts of 1866, 1964 and
1991, the Family and Medical Leave Act of 1993, the Equal Pay
Act, all tort and/or common law claims, and all claims for past or future employment benefits, including, but not limited to, wages, bonuses, vacation pay, or insurance coverage. This also includes, but is not limited to, those claims which any employee or former employee has asserted, or could have asserted, against Company arising out of or relating in any way to such employee's employment with, separation from and/or affiliation with Company; and

8.4.1.3	any Excluded Liability or any liability or obligation of any nature whatsoever relating to any of the Excluded Liabilities or the Excluded Assets.

8.5	Third Person Claims.  Promptly after any party hereto (the
"Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right to defend any such claim, suit or proceeding, provided that the Indemnified Party, at its own expense, shall have the right to associate with the Indemnifying Party in such defense. Neither the Indemnifying Party nor the Indemnified Party shall, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of a party to settle a claim expeditiously could have an adverse effect on the other party, the failure of the refusing party to act upon the other party's request for consent to such settlement within five business days of such party's receipt of notice thereof from the other party shall be deemed to constitute consent by such party of such settlement for purposes of this Section.

8.6	Limitations on Indemnification. No person shall be entitled to indemnification under this Section if and to the extent that such person's claim for indemnification is directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

9.	TERMINATION OF AGREEMENT

9.1	Termination.	This Agreement may be terminated at any time
prior to the Closing Date solely:

9.1.1.1	by mutual consent of Purchaser and the Company;

9.1.1.2	by the Purchaser or by the Company, if the transactions
contemplated by this Agreement to take place at the Closing shall not have occurred by June 30, 2001 (the "Termination Date"), unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

9.1.1.3	by the Purchaser or by the Company if a breach or default shall be made by the other in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made within ten days after written notice thereof is delivered to the breaching or defaulting party by the other party;

9.1.1.4	by the Purchaser or by the Company, if the transactions
contemplated by this Agreement to take place at the Closing shall not have occurred by the Termination Date because a condition precedent to such party's performance in Article 6 and 5, respectively, has not been satisfied by the Termination Date; or

9.1.1.5	by any party pursuant to a termination right otherwise granted such party under this Agreement.

9.2	Liabilities in Event of Termination.  Following a termination of this Agreement the parties hereto shall have no further obligations or liabilities hereunder one to the other; provided that he termination of this Agreement will in no way (a) limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses or (b) terminate the provisions of Articles 8 and 10, all of which provisions shall survive such termination.

10.	GENERAL

10.1	Successors and Assigns.  This Agreement and the rights of the parties hereunder may not be assigned, directly or indirectly, by operation of law or otherwise, by any party without the prior written consent of the other party; provided, however, that the Purchaser may assign, convey, transfer or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement and such other documents and instruments to
(i) any party that acquires a substantial portion of the Assets or the Business, (ii) any affiliate of Enron Corp., (iii) an entity approved by the Company, or (iv) any financial institution financing or refinancing the transaction contemplated hereby or otherwise extending credit to the Purchaser or any of its affiliates and provided further, that upon the foreclosure, sale in lieu of foreclosure, deed in lieu of foreclosure, or deed of the assets of the Purchaser, or a substantial portion thereof by or to any such financial institution, any of its affiliates, or any other person, the representations, warranties and covenants contained herein and in such other documents and instruments shall inure to the benefit of and shall be enforceable by such financial institution, affiliate or other person. Any assignment, conveyance, transfer or other disposition made or attempted in violation of this Section
10.1 shall be void and of no effect. This Agreement shall be binding on the heirs, executors, administrators, personal representatives, successors and permitted assigns of the parties hereto.

10.2	Entire Agreement.  This Agreement (including the schedules,
exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding of the parties and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the parties.

10.3	Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, by facsimile or otherwise, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

10.4	Notices.  All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile to an officer or agent of such party, as follows:

If to Purchaser, addressed to it at:
Enron Industrial Markets LLC
1400 Smith Street
Houston, Texas 77002
Attn:Glenn Wright
Facsimile No.: (713) 646-8408

And a copy to:

Mr. David W. Locascio
Bracewell & Patterson, L.L.P.
711 Louisiana Street, Suite 2900
Houston, Texas   77002
Facsimile No.: (713) 221-2134

If to the Company, addressed to it at:

14323 South Outer Forty Drive, Suite 600N
Town & Country, Missouri 63017
Attn: President & CEO
Facsimile No.: (314) 878-4537

And a copy to:

Blackwell Sanders Peper Martin LLP
720 Olive Street, Suite 2400
St. Louis, Missouri 63101
Attn: Mr. Craig A. Adoor
Facsimile No.:  (314) 345-6060

If to the Stockholder addressed to it at:

14323 South Outer Forty Drive, Suite 600N
Town & Country, Missouri 63017
Attn: President & CEO
Facsimile No.: (314) 878-4537

And a copy to:

Blackwell Sanders Peper Martin LLP
720 Olive Street, Suite 2400
St. Louis, Missouri 63101
Attn: Mr. Craig A. Adoor
Facsimile No.:  (314) 345-6060

or to such other address as any party hereto shall specify pursuant to this Section from time to time.

10.5	Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas other than its principles governing conflicts of laws.

10.6	Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of the parties made herein or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the applicable Expiration Date or as otherwise provided herein.

10.7	Effect of Investigation.

10.7.1	No investigation by any party hereto in connection with this
Agreement or otherwise shall affect the representations, warranties, covenants and other agreements of the parties contained herein or in any schedule, certificate or other document delivered in connection herewith and each such representation, warranty, covenant and other agreement shall survive such investigation.

10.7.2	When a representation or warranty contained herein or in any certificate or other document delivered in connection herewith is made to the "knowledge" of a party, such party shall be deemed to know all facts and circumstances that a reasonable investigation of the subject matter of such representation or warranty would have revealed.

10.8	Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

10.9	Time.  Time is of the essence with respect to this Agreement.

10.10	Reformation and Severability.  In case any provision of this
Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.11	Captions.  The headings of this Agreement are inserted for
convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

10.12	Confidentiality; Press Releases and Public Announcements. The
existence of this Agreement and its contents are intended to be confidential and are not to be discussed with or disclosed to any third party (other than financial and legal advisors retained by the parties to work on the Transaction), except (i) with the express prior written consent of the parties hereto, (ii) as may be required or appropriate in response to any summons or discovery order, or to comply with any applicable law, order, regulation, or ruling including rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, (iii) as Purchaser, ENA and the Company, or their designees, reasonably deem appropriate in order to conduct due diligence or other investigation relating to the contemplated Transaction or in connection with discussions with potential lenders, (iv) to Congress Financial Corporation (Central), or (v) to other third parties as reasonably required in connection with the performance of the covenants contained in this Agreement. Without the prior written consent of the other, no party will, and each party will cause their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") not to, make any release to the press or other public disclosure with respect to either the fact that discussions or negotiations are taking place concerning the foregoing or the existence or contents of this Agreement, except for such public disclosure as may be necessary, in the written opinion of outside counsel, for the party proposing to make the disclosure not to be in violation of or default under any applicable law, regulation or governmental order including rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. If either party proposes to make any disclosure based upon such an opinion, that party will deliver a copy of such opinion to the other party, together with the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose.

10.13	No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns, except as otherwise expressly provided herein.

10.14	Dispute Resolution. Any action, dispute, claim or controversy of any kind between the parties arising out of, or pertaining to this Agreement or the transactions contemplated hereby (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 10.14, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitration panel may be entered in any court having jurisdiction. Any arbitration shall be conducted by an arbitration panel consisting of three arbitrators. Each party shall designate one arbitrator. The third arbitrator shall be designated by the two arbitrators designated by the parties. If either party fails to designate an arbitrator within 10 days after the filing of the Dispute with the AAA, such arbitrator shall be appointed in the manner prescribed by the AAA. An arbitration proceeding hereunder shall be conducted in Houston, Texas. Each proceeding shall be concluded within 180 days of the filing of the Dispute with the AAA. The arbitration panel shall be empowered to award sanctions and to take such other actions as they deem necessary, to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. No award by the arbitration panel shall assess consequential, punitive or exemplary damages but may assess costs and expenses in a manner deemed equitable. The arbitration panel shall make specific written findings of fact and conclusions of law. The decision of the majority of the arbitration panel shall be final and binding on each party.

10.15	Waiver of Certain Damages.  IN NO EVENT WILL EITHER PARTY BE
LIABLE OR RESPONSIBLE TO THE OTHER FOR ANY TYPE OF INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL OR ECONOMIC DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE, LOST PROFITS, LOST GOODWILL OR CUSTOMER COMPLAINTS, REPLACEMENT GOODS, FINANCING COSTS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING FRAUD, FRAUD IN THE INDUCEMENT, NEGLIGENCE, NEGLIGENT MISREPRESENTATION, AND GROSS NEGLIGENCE), INDEMNITY, STRICT LIABILITY, CONTRIBUTION, PROFESSIONAL LIABILITY, PRODUCTS LIABILITY, EQUITY, OR OTHERWISE.

10.16	Schedules. Prior to the execution of this Agreement, Company has delivered to Purchaser certain proposed Schedules to this Agreement. Purchaser acknowledges the receipt of such Schedules but has not reviewed or approved all of such Schedules. The parties hereto acknowledge that prior to Closing the form and substance of all Schedules to this Agreement will be agreed to by parties as Closing Documents, all as more fully provided for in
Section 4.1.2.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

ENRON INDUSTRIAL MARKETS LLC, a Delaware limited liability company

By:
Name:  ___________________________________
Title: ____________________________________

COMPANY:

HUNTCO STEEL, INC., a Delaware corporation

By:
Name:  ___________________________________
Title: ___________________________________

STOCKHOLDER:

HUNTCO INC., a Missouri corporation

By:
Name:  ___________________________________
Title: ___________________________________